Exhibit (n)(1)

Gateway Trust

Natixis Funds Trust I

Natixis Funds Trust II

Natixis Funds Trust IV

Loomis Sayles Funds I

Loomis Sayles Funds II

Amended and Restated Plan pursuant to Rule 18f-3(d)

under the Investment Company Act of 1940

Effective as of March 31, 2017

Each series of Gateway Trust, Natixis Funds Trust I, Natixis Funds Trust II, Natixis Funds Trust IV, Loomis Sayles Funds I and Loomis Sayles Funds II (each series individually a “Fund” and such Trusts collectively the “Trusts”) may from time to time issue one or more of the following classes of shares: Class A shares, Class C shares, Class N shares, Class T shares, Class Y shares, Admin Class shares, Institutional Class shares and Retail Class shares. Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined below; (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class, and shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that class; and (d) each class may have different conversion and exchange rights, as described below. In addition, each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Funds’ prospectuses (including statements of additional information) as from time to time in effect. The differences in expenses among these classes of shares, and the exchange features of each class of shares, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the Declaration of Trust and By-Laws of each Trust, by action of the Board of Trustees of each Trust. In such instances, the treatment is specifically noted.

Initial Sales Charge

Class A shares are offered at a public offering price that is equal to their net asset value (“NAV”) plus a sales charge of up to 5.75% of the public offering price (which maximum may be less for certain Funds, as described in the Funds’ prospectuses as from time to time in effect). The sales charges on Class A shares are subject to reduction or waiver as permitted by Rule 22d-1 under the Investment Company Act of 1940 (the “1940 Act”) and as described in the Funds’ prospectuses as from time to time in effect.

Exhibit (n)(1)

Class T shares are offered at a public offering price that is equal to their NAV plus a sales charge of up to 2.50% of the public offering price. The sales charges on Class T shares are subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act and as described in the Funds’ prospectuses as from time to time in effect.

Class C, Class N, Class Y, Admin Class, Retail Class and Institutional Class shares are offered at their NAV, without an initial sales charge.

Contingent Deferred Sales Charge

Purchases of Class A shares of $1 million or more ($500,000 or more for Loomis Sayles Limited Term Government and Agency Fund and McDonnell Intermediate Municipal Bond Fund), as described in the Funds’ prospectuses as from time to time in effect, that are redeemed within 18 months from purchase are subject to a contingent deferred sales charge (a “CDSC”) of 1% (0.75% for Loomis Sayles Limited Term Government and Agency Fund and McDonnell Intermediate Municipal Bond Fund) of either the purchase price or the NAV of the shares redeemed, whichever is less.

Purchases of Class C shares, as described in the Funds’ prospectuses as from time to time in effect, that are redeemed within one year from purchase are subject to a CDSC of 1% of either the purchase price or the NAV of the shares redeemed, whichever is less.

Class A and Class C shares are not otherwise subject to a CDSC.

The CDSC on Class A and Class C shares is subject to reduction or waiver in certain circumstances, as permitted by Rule 6c-10 under the 1940 Act and as described in the Funds’ prospectuses as from time to time in effect.

Class N, Class T, Class Y, Admin Class, Institutional Class and Retail Class shares are not subject to any CDSC.

Service, Administration and Distribution Fees

Class A, Class C, Class T, Admin Class and Retail Class shares pay distribution and/or service fees pursuant to plans adopted pursuant to Rule 12b-1 under the 1940 Act (the “12b-1 Plans”) for such classes. Class A, Class C, Class T, Admin Class and Retail Class shares also bear any costs associated with obtaining shareholder approval of any amendments to a 12b-1 Plan. There is no 12b-1 Plan for Class N, Class Y or Institutional Class shares. Amounts payable under the 12b-1 Plans are subject to such further limitations as the Trustees may from time to time determine and as set forth in the prospectus of each Fund as from time to time in effect.

Class A, Class C, Class T and Retail Class shares each pay, pursuant to the 12b-1 Plans, a service fee of up to 0.25% per annum of the average daily net assets attributable to such class (which percentage may be less for certain Funds, as described in the Funds’ prospectuses as from time to time in effect).

Exhibit (n)(1)

Class C shares pay, pursuant to the 12b-1 Plans, a distribution fee of up to 0.75% per annum of the average daily net assets attributable to Class C shares (which percentages may be less for certain Funds, as described in the Funds’ prospectuses as from time to time in effect).

Admin Class shares pay, pursuant to the 12b-1 Plans, distribution and service fees of up to 0.25% of the average daily net assets attributable to Admin Class shares (which percentages may be less for certain Funds, as described in the Funds’ prospectuses as from time to time in effect). In addition, Admin Class shares pay administrative fees to certain financial intermediaries for providing personal service and account maintenance for their customers who hold Admin Class shares. These fees are paid on the average daily net assets attributable to Admin Class shares at the annual rate stated in the Funds’ prospectuses as from time to time in effect.

Exchange and Conversion Features

All exchanges and conversions are subject to the eligibility requirements or other restrictions of the class and Fund, including minimum investment requirements, to which the shareholder is exchanging and/or converting. The Funds reserve the right to terminate or limit the exchange privilege of any shareholder deemed to be engaging in “market timing” or other inappropriate trading activity as defined in the Funds’ prospectuses as from time to time in effect. The Funds may terminate or change the exchange privilege at any time upon 60 days’ notice to shareholders.

Class A

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Class A shares of any Fund may be exchanged, at the holder’s option and subject to minimum investment requirements, for Class A shares of any other Fund that offers Class A shares without the payment of a sales charge. The holding period for determining any CDSC will include the holding period of the shares exchanged.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Class A shares of any Fund may be converted, at the holder’s option and subject to meeting any investment minimum or eligibility requirements, for Class Y shares of the same Fund. Any outstanding CDSC exposure associated with the Class A shares will be assessed at the time of the conversion. Class A shares of a Fund acquired by Fund Trustees, former Fund Trustees, employees of affiliates of the Natixis Funds, individuals who are affiliated with any Natixis Fund (including spouses, parents, siblings, children, grandparents, grandchildren and in-laws of those mentioned) and Natixis and Natixis affiliate employee benefit plans (together “Natixis Eligible Investors”) may be converted for Class Y shares of the same Fund without payment of a CDSC.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Class A shares of any Fund may be converted, at the holder’s option and subject to meeting any investment minimum or eligibility requirements, for Class N shares of the

Exhibit (n)(1)

same Fund. Any outstanding CDSC exposure associated with the Class A shares will be assessed at the time of the conversion.

Shareholders who held shares of the predecessor of the Gateway Fund at the time of its reorganization into the Gateway Fund may convert their Class A shares for Class Y shares of the Gateway Fund if the shareholder’s account value is $100,000 or more or if the shareholder meets the eligibility requirements of Class Y as described in the Fund’s prospectus as from time to time in effect.

Class C

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Class C shares of any Fund may be exchanged, at the holder’s option and subject to minimum investment requirements, for Class C shares of any other Fund that offers Class C shares, without payment of a CDSC. The holding period for determining the CDSC will include the holding period of the shares exchanged.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Class C shares of any Fund may be converted, at the holder’s option and subject to meeting any investment minimum or eligibility requirements, for Class A or Class Y shares of the same Fund. Any outstanding CDSC exposure associated with the Class C shares will be assessed at the time of the conversion.

Class N

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Class N shares of any Fund may be exchanged, at the holder’s option and subject to minimum investment requirements, for Class N shares of any other Fund that offers Class N shares.

Class T

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, shares of any class of a Fund may be converted to Class T shares of the same Fund, provided that the shareholder meets the eligibility requirements for investing in Class T shares. Any account with an outstanding CDSC liability will be assessed the CDSC before converting to Class T shares. Accounts converting to Class T shares will not be subject to an initial sales charge. However, future purchases may be subject to a sales charge, if applicable.

Class T shares of a Fund may be converted to any class of the same Fund provided the shareholder meets the eligibility requirements of the share class they are converting into and if the Class T shares are held in an investment option or program that no longer permits the use of Class T shares in that option or program or if the shareholder otherwise becomes ineligible to participate in Class T shares. Conversions from Class T shares to Class A shares of the same Fund will not be subject to an initial sales charge. However, future purchases may be subject to a sales charge, if applicable.

Exhibit (n)(1)

Class Y

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Class Y shares of any Fund may be exchanged, at the holder’s option and subject to any investment minimum or eligibility requirements, (i) for Class Y shares of any other Fund that offers Class Y shares, (ii) for Institutional Class shares of any other Fund that offers Institutional Class shares, or (iii) converted into Class N shares of the same Fund.

A Class Y shareholder who holds Class Y shares through a “wrap program” or fee-based program may, upon written notice to the Trust, convert the shareholder’s Class Y shares into Class A shares of the same Fund at NAV if the investment option or program through which the shareholder invests no longer permits the use of Class Y shares in that option or program or if the shareholder is otherwise no longer eligible to participate in Class Y shares, provided that the shareholder would otherwise be eligible to purchase Class A shares of the same Fund. Any Class Y to Class A share conversion will initially be exempt from the Class A sales charge (as described in the Funds’ prospectuses as from time to time in effect); however, any subsequent shareholder contributions within Class A shares will be subject to the Class A sales charge.

Admin Class

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Admin Class shares of any Fund may be exchanged, at the holder’s option and subject to minimum investment requirements, for Admin Class shares of any other Fund that offers Admin Class shares.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Admin Class shares of any Fund may be converted, at the holder’s option and subject to meeting any investment minimum or eligibility requirements, for Class N shares of the same Fund.

Institutional Class

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Institutional Class shares of any Fund may be exchanged, at the holder’s option and subject to minimum investment requirements, (i) for Institutional Class shares of any other Fund that offers Institutional Class shares, or (ii) for Class Y shares of any other Fund that offers Class Y shares.

An Institutional Class shareholder may, upon written notice to the Trust, convert the shareholder’s Institutional Class shares for Retail Class shares of the same Fund at NAV if the investment option or program through which the shareholder invests no longer permits the use of Institutional Class shares in that option or program or if the shareholder is otherwise no longer eligible to participate in Institutional Class shares, provided that the shareholder would otherwise be eligible to purchase in Retail Class of shares of the same Fund.

Exhibit (n)(1)

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Institutional Class shares of any Fund may be converted, at the holder’s option and subject to meeting any investment minimum or eligibility requirements, for Class N shares of the same Fund.

Retail Class

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Retail Class shares of any Fund may be exchanged, at the holder’s option and subject to minimum investment requirements, for Retail Class shares of any other Fund that offers Retail Class shares.

A Retail Class shareholder of a Fund who accumulates shares with a value greater than or equal to the minimum investment amount for Institutional Class shares of that same Fund may, at the shareholder’s option upon written notice to the Trust, convert the shareholder’s Retail Class shares of that Fund for Institutional Class shares of the same Fund at NAV, provided that the shareholder would otherwise be eligible to purchase Institutional Class shares of the Fund.

To the extent provided in the prospectus of the relevant Fund as from time to time in effect, Retail Class shares of any Fund may be converted, at the holder’s option and subject to meeting any investment minimum or eligibility requirements, for Class N shares of the same Fund without the payment of a sales charge.

Allocation of Income and Expenses

Each Class of shares pays the expenses associated with its different distribution and shareholder servicing arrangements (“Account Expenses”). Each class of shares may, at the Trustees’ discretion, also pay a different share of other expenses (together with 12b-1 fees and Account Expenses, “Class Expenses”), not including advisory fees or other expenses related to the management of the Trust’s assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of each Fund. These expenses include:

•	Expenses incurred by a Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Trust Level Expenses”); and

•	Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

Exhibit (n)(1)

Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Trust Level Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative net assets in relation to the net assets of the relevant Trust. Approved Class Expenses shall be allocated to the particular class to which they are attributable. However, if a Class Expense can no longer be attributed to a class, it will be charged to a Fund for allocation among classes in proportion to the net assets of each such class. Any additional Class Expenses not specifically identified above that are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the “Code”).

Each Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the independent Trustees determine that the method is fair to the shareholders of each class and consistent with the requirements of Rule 18f-3.